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                                                                    EXHIBIT 99.1

CALIPER TECHNOLOGIES CORP. ANNOUNCES COMPLETION OF ACQUISITION OF ZYMARK CORPORATION

MOUNTAINVIEW, CA, JULY 14, 2003-Caliper Technologies Corp. (NASDAQ: CALP), a leader in microfluidic lab-on-a-chip technology, today announced that it has completed the acquisition of the Zymark Corporation, a privately-held, leading provider of laboratory automation, liquid handling and robotics solutions to the life sciences, biotechnology and pharmaceutical industries.

The combined company will offer a state-of-the-art, comprehensive portfolio of laboratory automation products with a global commercial infrastructure to provide customers with highly innovative solutions for accelerating drug discovery and development in the life sciences, pharmaceutical and biotechnology industries. As a result of the acquisition, Zymark has become a wholly-owned subsidiary of Caliper and will continue to sell products under its own name.

As previously announced, Caliper will move its headquarters to Hopkinton, Massachusetts. Kevin Hrusovsky, Zymark's CEO, has become the company's new President and Chief Executive Officer and has joined Caliper's Board of Directors. Michael Knapp, Ph.D., formerly Caliper's CEO, will be the company's new Chief Technical Officer. In addition, in connection with the appointment of Mr. Hrusovsky to Caliper's Board of Directors, Dr. Knapp has stepped down from the Board. Jim Knighton will remain as Chief Financial Officer and Chief Operating Officer of Caliper during a transition period. Dan Kisner will remain as Caliper's Chairman of the Board. In connection with the acquisition, Caliper will appoint one nominee of The Berwind Company, LLC, the private diversified holding company that owned Zymark, to Caliper's Board of Directors. Under the final terms of the deal, Caliper has purchased Zymark for approximately $57 million and 3.15 million shares of Caliper common stock. The agreement also provides for a potential additional earn-out stock component of up to 1.575 million shares of Caliper stock if specified targets for sales of Zymark products are met in 2003 and 2004.

In connection with this acquisition, SG Cowen Securities Corporation acted as advisor to Caliper Technologies and J.P. Morgan Securities Inc. acted as advisor to Berwind.

ABOUT CALIPER

Caliper Technologies is a leader in microfluidic lab-on-a-chip technology. Caliper's two-pronged business strategy includes high-value product development, manufacturing and direct sales and marketing programs, as well as the expansion of OEM channel partners to leverage and advance its innovative LabChip technology and systems. Caliper designs, manufactures and commercializes LabChip devices and systems that enable experiments that ordinarily require laboratories full of equipment and people to be conducted on a chip. The chip contains a network of microscopic channels through which fluids and chemicals are moved in order to perform the experiment. The LabChip system is designed to streamline and accelerate laboratory experimentation and has potential applicability in a broad range of industries including pharmaceuticals, agriculture, chemicals and diagnostics. Over 1,800 instruments deploying LabChip technology have been shipped to customers and Caliper has built a leading intellectual property estate in microfluidic technology. For more information, please visit Caliper's web site at www.calipertech.com.

ABOUT ZYMARK CORPORATION

Zymark Corporation, a pioneer and world-wide leader in the field of laboratory automation and robotics, has designed and installed over 2,700 robotic systems and thousands of workstation-based automation products for use in the research and analytical laboratory environment.

The Hopkinton, Massachusetts-based manufacturer provides products and services to a multitude of high profile companies in the pharmaceutical, biotechnology, chemical, agriculture, and food industries worldwide. For more information, please visit Zymark's web site at www.zymark.com.

The statements in this press release regarding the anticipated benefits to be obtained by Caliper from the acquisition of Zymark are forward-looking statements. These forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. Factors that could affect these forward-looking statements include: the combined
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company may experience unanticipated difficulties in the integration of their operations and personnel, which could delay or prevent the realization of the expected benefits from the combination; the current economic environment may not improve, or may deteriorate, which would affect the demand for the products of the combined company; and the risk that customers may not perceive the benefits of the combined product offerings to be the same as Caliper believes. These and other risks related to Caliper are detailed in Caliper's Annual Report on Form 10-K filed with the SEC dated March 28, 2003. Caliper expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any statements in this release.

LabChip is a registered trademark of Caliper Technologies Corp.